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                                                                   EXHIBIT 10.bc

                              EMPLOYMENT AGREEMENT


SBS TECHNOLOGIES, INC. ("Company") and CHRISTOPHER J. AMENSON agree:

1. EMPLOYMENT. Company and Employee agree to the terms of employment, effective the date of this Agreement, for the period beginning on the date of this Employment Agreement and ending one year from its date or upon discharge or resignation of Employee (the "Employment Period"). This agreement will automatically renew on each succeeding anniversary date unless either party elects to cancel it. During the Employment Period, Employee will serve in the capacities determined by the Company. Employee will devote sufficient time and energies to the business of Company to accomplish the duties assigned, will perform to the best of Employee's ability all duties assigned to Employee by Company and will devote Employee's best efforts to advance the interests of Company. Employee will have the power and authority determined by Company.

2. COMPENSATION. For all services performed by Employee for Company during the Employment Period, Company will pay Employee the salary set forth in Schedule "A". Employee will be entitled to participate in employee benefit plans established by the Company. Vacation in amounts designated by the Company will be taken at the times designated by Company. During that vacation Employee will receive Employee's usual compensation.

3. REIMBURSEMENT OF EXPENSES. Company recognizes that Employee in performing Employee's duties hereunder, may be required to spend sums of money in connection with those duties for the benefit of Company. Employee may present to Company an itemized voucher listing expenses paid by Employee in the performance of Employee's duties on behalf of Company, and on presentation of such itemized voucher, Company will reimburse Employee for all reasonable expenses itemized thereon, including, but not limited to, travel, meals, lodging, entertainment, and promotion with respect to all activities approved in advance by the Company. Employee may receive advances from Company for anticipated expenses. Employee agrees that the amount by which an advance exceeds actual expenses ("Amount") will be promptly refunded to Company upon determination by Company that it is due, that the Amount may be deducted from any payments of any nature (including without limitation salary) owed by Company to employee, and that the Amount will constitute a debt from Employee to Company, enforceable by Company in all respects as if Employee had executed a promissory note or other instrument acknowledging the debt, bearing interest at a rate of 10% per year from the date repayment is due and payable in full on demand without set-off or deduction.

4. SICK LEAVE AND DISABILITY. Employee will be entitled to sick leave for the number of days determined by Company ("Sick Leave"). Employee will be considered to be disabled during any period in excess of Sick Leave during which Employee is unable to work because of illness or incapacity ("Disability Period"). Employee will be entitled to receive Employee's full salary during Sick Leave and will be deemed to be on leave, without pay, during the Disability Period. If Employee is unable to work for a period in excess of 180 days, the Employee, at the discretion of the Board of Directors of Company, will be considered to have resigned. In no event will Employee be entitled to payment or other compensation for unused Sick Leave or Disability Period, unless required by law or otherwise provided in a policy or employment manual adopted by the Board of Directors of Company.

5. RESTRICTIONS. Employee may not during the Employment Period, and for a period of two years following the termination of the Employment Period, anywhere in the United States, directly or indirectly, own, manage, operate, invest in, control, be employed by, participate in, be a financial sponsor of, or be connected in any manner with the ownership, management, operation or control of any business which competes with a business conducted by Company at any time during the Employment Period or a business which Employee knows, during the Employment Period, that Company intends to conduct. Employee acknowledges that this restriction is necessary for the Company's welfare and protection in light of the responsibilities assigned to


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         Employee and Employee's status in the Company, that Employee is fully and adequately compensated for this restriction, and that Company may enforce this restriction through injunctive relief without limiting any other relief which may be available to it.

6. RESIGNATION AND DISCHARGE. Employee may resign by giving three months written notice to Company before resigning. Employee's death will constitute a voluntary resignation. Company may discharge Employee without cause upon three months written notice. If the Employment Period is terminated by resignation or discharge without cause, Employee will be paid at Employee's salary on a pro-rata basis through the effective date of resignation or discharge ("Effective Date"), and if requested by Company, employee will continue to render Employee's services through the Effective Date. In addition, for a period of two
         (2) years following Effective Date, Employee will remain a consultant to the Chief Executive Officer and Board of Directors of the Company. During that two year period, Employee will be available to consult for up to 5 days per 3 month period, and will receive compensation, paid bi-weekly, at an annual rate of 10% of the Employee's annual rate of pay at time of resignation. In addition, Employee will be designated by the Company's Board of Directors as eligible to participate in the Company's medical plans (including the medical, visual, dental and any substitute or similar plans adopted by Company). Company and Employee will pay the same respective shares of the costs of these plans as Company and full-time employees of Company pay. If during the Employment Period, Employee violates any provision or restriction or fails to perform any obligation contained in this Employment Agreement or in any Company policy or Company employment manual or practice, or, unless otherwise provided by Company policy or Company employment manual, (a) is reasonably believed by Company (i) to have failed to comply with any employment or nondiscrimination or similar law, regulation or policy, (ii) to abuse, as determined by the Company, alcohol or to use drugs, (other than as prescribed by Employee's physician), or (b) refuses to submit to testing for alcohol or drugs, or (c) is reasonably believed by Company to have committed or is charged with any felony or misdemeanor (except minor traffic violations and similar offenses), Company may immediately discharge Employee without liability for salary after the date of the discharge and without any other liability to Employee. In no event will Employee be entitled, upon resignation or discharge with or without cause, to payment for sick leave or similar benefits of any kind unless required by law or otherwise provided in a policy or employment manual adopted by the Board of Directors of Company.

7. CONFIDENTIAL INFORMATION. Employee acknowledges and recognizes that Employee is, or will be, employed by Company in a confidential relationship and may receive and have access to the confidential business information, customer names, contracts and other customer data, business methods, techniques and trade secrets of Company ("Confidential Information"). Employee may develop ideas, conceptions, inventions, processes, methods, products and improvements; and Employee may receive disclosures of ideas, conceptions, inventions, processes, methods, products and improvements made by other employees of Company ("Company Inventions"). Employee may participate with Company in improving and developing Confidential Information and Company Inventions. Confidential Information and Company Inventions developed on behalf of Company are neither commonly known nor readily accessible to others and are used by Company in its business to obtain a competitive advantage over Company's competitors who do not know or use the Confidential Information or Company Inventions. Protection of the Confidential Information and Company Inventions against unauthorized disclosure and use is of critical importance to Company in maintaining its competitive position. Employee agrees that Employee will not, at any time, during or after the Employment Period, make any independent use of, or disclose to any other person or organization, except as authorized by Company in writing, any Confidential Information or Company Inventions. Upon termination of the Employment Period for any reason, Employee shall promptly deliver to Company all drawings, manuals, letters, notes, notebooks, reports, customer lists, customer data, mailing lists, and all


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         other materials and records of any kind, and all copies thereof, that may be in the possession of, or under the control of, Employee pertaining to Company's business including any that contain any Confidential Information or Company Inventions.

8. PERSONNEL POLICIES. Company's personnel policies apply to all of Company's employees including Employee and describe additional terms and conditions of employment of Employee. Those terms and conditions, as they may be revised from time to time by Company, are incorporated by reference into this Employment Agreement. Company reserves the right to revise the personnel policies from time to time, as Company deems necessary. If any personnel policy provision conflicts with a provision of this Employment Agreement, the terms of this Employment Agreement shall govern.

9. ALCOHOL AND DRUG TESTING. Employee agrees to comply with and submit to any Company program or policy for testing for alcohol abuse or use of drugs.

10. BINDING EFFECT. This Employment Agreement constitutes the entire understanding of the parties, may be modified only in writing, is governed by laws of New Mexico, and will bind and inure to the benefit of Employee and Employee's personal representative and Company and Company's successors and assigns.


         DATED:            December 27, 2000


                           COMPANY:
                           SBS TECHNOLOGIES, INC.



                           By: /s/ Lawrence A. Bennigson
                               -------------------------
                           Lawrence A. Bennigson, Ph.D.
                           Chairman, Management Development &
                             Compensation Committee
                           Board of Directors


                           EMPLOYEE:



                           /s/ Christopher J. Amenson
                               -------------------------
                           Christopher J. Amenson
                           Chief Executive Officer and President


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                                   SCHEDULE A


  The annual rate of pay of Employee, effective January 1, 2001 shall be
$400,000.
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                        Addendum to Employment Agreement
                                       Of
                             Christopher J. Amenson



         This Addendum to the Employment Agreement between SBS Technologies, Inc. ("Company") and Christopher J. Amenson ("Employee") dated December 27, 2000, sets forth the specific duties of Employee, pursuant to Paragraph 1 of the Employment Agreement, as of March 9, 2001:

     o    Employee will work a minimum of 5 days per fiscal quarter;

     o Employee will assist the President and Chief Executive Officer of the Company with Company business strategies, customer relations and acquisitions; and

     o Employee will perform such other duties as the Board of Directors, from time to time, may designate.

     All provisions of the Employment Agreement dated December 27, 2000 remain unchanged and in full force.

     Dated:  April 27, 2001


                                            SBS Technologies, Inc.

                                            By: /s/ Lawrence A. Bennigson
                                                -------------------------------
                                            Lawrence A. Bennigson, Ph.D.
                                            Chairman, Management Development &
                                              Compensation Committee
                                            Board of Directors

                                            Employee

                                            By:  /s/ Christopher J. Amenson
                                                -------------------------------
                                            Christopher J. Amenson